   FOR IMMEDIATE RELEASE

   January 24, 2007

NORFOLK SOUTHERN REPORTS FOURTH-QUARTER AND 2006 RESULTS

NS set the following fourth-quarter records:

•         Railway operating revenues increased 3 percent to $2.3 billion.

•         Income from railway operations rose 3 percent to $614 million.

•         Net income increased 6 percent to $385 million.

•         Diluted earnings per share climbed 9 percent to $0.95.

NS set the following records for the year:

•         Railway operating revenues climbed 10 percent to $9.4 billion.

•         Income from railway operations rose 21 percent to $2.6 billion.

•         Net income increased 16 percent to $1.5 billion, or $3.57 per diluted share.

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today reported record fourth-quarter 2006 net income of $385 million, an increase of 6 percent compared with $362 million for fourth-quarter 2005.  Earnings per diluted share were a record $0.95, up 9 percent compared with the $0.87 per diluted share earned in the fourth quarter of 2005.

Net income for 2006 was a record $1.5 billion, or $3.57 per diluted share, an increase of 16 percent compared with net income of $1.3 billion, or $3.11 per diluted share, for 2005.  Results for 2005 included a benefit of $96 million from the effects of Ohio tax legislation, which increased diluted earnings per share by $0.23.  Excluding this item, net income for 2006 would have been 25 percent higher than the $1.2 billion, or $2.88 per diluted share, earned in 2005.

"Our financial performance continues to showcase the strength and dedication of our people and this company.  We are handling business demands unimaginable only a few years ago, and doing it safely and efficiently, often in the face of considerable challenges.  And we continue to set historically good results that benefit our customers and investors," said Chief Executive Officer Wick Moorman.

 "We're clearly facing a softer economy, at least in terms of some of our important markets and the overall surface transportation marketplace, but our traffic volumes are still at levels close to our all-time highs, evidence that the railroad renaissance is still alive and well."

Railway operating revenues set a fourth-quarter record, reaching $2.3 billion, a 3 percent increase over the same period a year earlier.  For 2006, railway operating revenues of $9.4 billion were the highest of any year in Norfolk Southern's history, improving 10 percent compared with 2005 results.

         General merchandise revenues rose 2 percent to $1.2 billion, setting a fourth-quarter record, and climbed 11 percent to a record $5.1 billion for the year compared with the same periods of 2005.  For both periods, all commodity groups, except automotive, reported revenue growth.  The quarterly increase reflected higher average revenues, which offset lower volume.  For the year, the increase resulted from higher average revenues, including increased fuel surcharges.

         Coal revenues set records for both the fourth quarter and the year, rising 13 percent to $592 million for the quarter and growing 10 percent to $2.3 billion for the year, compared with the same periods of 2005.  The revenue increases during both periods primarily were driven by higher average revenues, including fuel surcharges, and increased traffic volume due to demand for utility coal.

Intermodal revenues for the fourth quarter were $493 million, a 5 percent decrease compared to the same quarter of 2005, reflecting a 3 percent decline in traffic volume.  For the year, intermodal revenues reached a record $2.0 billion, up 8 percent compared to 2005, principally the result of higher fuel surcharges and increased traffic volume.

Railway operating expenses were $1.7 billion for the quarter, up 3 percent compared to fourth-quarter 2005, and $6.9 billion for 2006, an increase of 7 percent over 2005.  The increases were primarily the result of higher compensation and benefits, increased maintenance activities and, for the year, higher diesel fuel prices and volume-related expenses.

Income from railway operations set records for the fourth quarter and the year, increasing 3 percent to $614 million for the quarter and climbing 21 percent to $2.6 billion for the year, compared with the same periods of 2005.

The fourth-quarter operating ratio improved to 73.5 percent, compared with 73.7 percent for the same period of 2005.  For the year, the operating ratio improved 2.4 percentage points to 72.8 percent.

Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers.  NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

For further information contact:

(Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)